Exhibit 99.2

ZIOPHARM prices common stock offering

NEW YORK, NY – May 27, 2010 - ZIOPHARM Oncology, Inc. (NASDAQ: ZIOP) today announced the pricing of an underwritten public offering of 7,000,000 shares of its common stock at a price to the public of $5.00 per share. The net proceeds from the sale of the shares, after underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $32.8 million. The offering is expected to close on or about June 2, 2010, subject to customary closing conditions.

Jefferies & Company, Inc. is acting as the sole book-running manager for this offering. The co-manager for this offering is JMP Securities LLC. The Company has granted the underwriters a 30-day option to purchase up to an aggregate of 1,050,000 additional shares of common stock to cover over-allotments, if any. The Company anticipates using the net proceeds from the offering for the overall development of its drug candidates, including further expansion of the clinical trial programs, and for general corporate and working capital purposes.

The securities described above are being offered by ZIOPHARM pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on May 13, 2010. Copies of the final prospectus supplement relating to these securities, when available, may be obtained from Jefferies & Company, Inc., Attention: Syndicate Prospectus Department, 520 Madison Avenue, New York, NY, 10022 and at (888) 449-2342. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About ZIOPHARM Oncology, Inc.

ZIOPHARM Oncology is a biopharmaceutical company engaged in the development and commercialization of a diverse portfolio of cancer drugs. The Company is currently focused on three clinical programs. Palifosfamide (ZymafosTM or ZIO-201) references a novel composition (tris formulation) that is the functional active metabolite of ifosfamide, a standard of care for treating sarcoma, lymphoma, testicular, and other cancers. Darinaparsin (ZinaparTM or ZIO-101) is a novel organic arsenic being developed for the treatment of various hematologic and solid cancers. Indibulin (ZybulinTM or ZIO-301) is a novel, oral tubulin binding agent that targets both mitosis and cancer cell migration. ZIOPHARM’s operations are located in Boston, MA with an executive office in New York.

Forward-Looking Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, such as those, among others, relating to the Company’s expectations regarding the completion, timing and size of its proposed public offering. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, as well as risks and uncertainties associated with the Company’s business and finances in general, and the other risks described in the Company’s annual report on Form 10-K for the year ended December 31, 2009. The Company undertakes no obligation to update the statements contained in this press release after the date hereof.